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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G
                               (Amendment No. __)

                    Under the Securities Exchange Act of 1934



                          Quanta Capital Holdings Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Shares, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74763S209
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

________________________________________________________________________________
CUSIP No. 74763S209
---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     W. Russell Ramsey

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     2,319,554

6.   SHARED VOTING POWER

     1,357,803

7.   SOLE DISPOSITIVE POWER

     2,319,554

8.   SHARED DISPOSITIVE POWER

     1,357,803

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,677,357

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________
CUSIP No. 74763S209
            ---------------------


Item 1(a).  Name of Issuer:


            Quanta Capital Holdings Ltd.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

                  1 Victoria Street, Fourth Floor
            Hamilton HM11 Bermuda
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            W. Russell Ramsey
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:


            8200 Greensboro Drive,
            Suite 1550
            McLean, Virginia 22102

____________________________________________________________________

      (c).  Citizenship:


            United States

            ____________________________________________________________________

      (d).  Title of Class of Securities:


            Common Shares, $0.01 par value
            ____________________________________________________________________

      (e).  CUSIP Number:


            74763S209
            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_]  An investment  adviser in accordance  with  s.240.13d-1(b)(1)(ii)
               (E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     (a)  Amount beneficially owned:

          3,677,357
          ______________________________________________________________________

     (b)  Percent of class:

                6.3%
          ______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                2,319,554

          (ii)  Shared power to vote or to direct the vote

                1,357,803

          (iii) Sole power to dispose or to direct the disposition of

                2,319,554

          (iv) Shared power to dispose or to direct the disposition of

                1,357,803

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not Applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not Applicable


Item 8.  Identification  and  Classification  of Members of the Group.

                  Not Applicable


Item 9.  Notice of Dissolution of Group.

                  Not Applicable


Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             /s/ W. Russell Ramsey*
                                           ---------------------
                                            Name: W. Russell Ramsey
                                            Date:  March 28, 2005


*The Reporting Person disclaims beneficial ownership in the shares reported herein except to the extent of his pecuniary interest therein.



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